EXHIBIT 11                               TALK VISUAL CORPORATION

COMPUTATION OF WEIGHTED AVERAGE  COMMON STOCK SHARES OUTSTANDING

                                                                            Three Months       Six Months
                                                             Total Number      Ended             Ended
                                                             of Shares      June 30, 2001    June 30, 2001
                                                             ------------   -------------    -------------
Outstanding shares as of January 1, 2001                       77,235,840      77,235,840       77,235,840
Sale of common shares  01/03/01                                 1,163,273       1,163,273        1,143,992
Sale of common shares  01/17/01                                 3,853,740       3,853,740        3,491,787
Preferred stock exchange on 01/23/01                              848,190         848,190          740,409
Exercise of options on 01/31/01                                 2,000,000       2,000,000        1,657,459
Exercise of options on 02/14/01                                 1,200,000       1,200,000          901,657
Sale of common shares 03/02/01                                  1,986,352       1,986,352        1,316,918
Sale of common shares 03/19/01                                  2,493,898       2,493,898        1,419,180
Exercise of options on 03/19/01                                   324,750         324,750          184,802
Private placement  on 06/07/01                                  2,000,000         505,495          254,144
Private placements on 06/22/01                                  2,482,759         218,265          109,735
Sale of common shares 06/26/01                                  3,703,036         162,771           81,835
                                                               ----------      ----------       ----------

Total Weighted Average Shares Outstanding                      99,291,838      91,992,573       88,537,758
                                                               ==========      ==========       ==========

Net Loss                                                                      $(1,717,194)     $(2,705,327)
                                                                               ==========       ==========

Net Loss per common share (1)                                                 $     (0.02)     $     (0.03)
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(1) The effect of common stock options and warrants is excluded from diluted earnings per share as its inclusion would be anti-dilutive for the three month and six month periods ended June 30, 2001.